PHARMION
c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230

VOTE BY TELEPHONE

Please have your proxy card available when you call the **toll-free number 1-888-693-8683** using a touch-tone telephone and follow the simple directions that will be presented to you.

VOTE BY INTERNET

Please have your proxy card available when you access the website **www.cesvote.com** and follow the simple directions that will be presented to you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the **postage-paid envelope** provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Your telephone or Internet vote must be received by 6:00 a.m. Eastern time on March 6, 2008 in order to be counted in the final tabulation.

Vote by Telephone	Vote by Internet	Vote by Mail
Call toll-free using a touch-tone telephone: **1-888-693-8683**	Access the website and cast your vote: **www.cesvote.com**	Return your completed proxy card in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

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↓ If voting by mail, please fold and detach card at perforation before mailing. ↓

PHARMION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 6, 2008.

The stockholder(s) hereby appoint(s) Patrick J. Mahaffy and Erle T. Mast, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of Pharmion Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders, to be held at 8:30 a.m., local time, on March 6, 2008, at the Omni Interlocken Resort, 500 Interlocken Boulevard, Broomfield, Colorado 80021, and any adjournment or postponement thereof.

Signature(s)

Signature(s)

Date: ______________________________, 2008

Please sign exactly as your name(s) appear on this proxy card. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Y O U R V O T E I S I M P O R T A N T ! If you do not vote by telephone or Internet, please sign and date this proxy card and return it in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. If you vote by telephone or Internet, it is not necessary to return this proxy card. D If voting by mail, please fold and detach card at perforation before mailing. D PHARMION CORPORATION PROXY CARD The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. 1. To approve and adopt the Agreement and Plan of Merger, dated November 18, 2007, by and among Celgene Corporation, Cobalt Acquisition LLC and Pharmion Corporation, which provides for the merger of Pharmion Corporation with Cobalt Acquisition LLC, and to approve the merger and related transactions on the terms described in the Agreement and Plan of Merger. FOR AGAINST ABSTAIN 2. To approve the adjournment of the special meeting of stockholders if there are not sufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger and to approve the merger or if there are insufficient shares of Pharmion common stock present in person or represented by proxy at the special meeting to constitute a quorum necessary to conduct the business of the special meeting. FOR AGAINST ABSTAIN Please mark this box if you plan to attend the special meeting of stockholders. CONTINUED AND TO BE SIGNED ON REVERSE SIDE